SECURITIES AND EXCHANGE COMMISSION

                            Washington D.C. 20549


                                   FORM 8-K
                                CURRENT REPORT



    Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


      Date of Report (Date of earliest event reported):   April 27, 1998


                            FRENCH FRAGRANCES, INC.
            (Exact name of registrant as specified in its charter)


          Florida                   1-6370                  59-0914138
(State or other jurisdiction     (Commission               (IRS Employer
      of incorporation)          File Number)           Identification No.)


14100 N.W. 60th Avenue
Miami Lakes, Florida                                          33014
(Address of principal executive offices)                    (Zip Code)


Registrant's telephone number, including area code:   (305) 818-8000


_____________________________________________________________________________
        (Former name or former address, if changed since last report)



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Item 5.  Other Events

    On April 27, 1998, French Fragrances, Inc. (the "Company"), consummated the private placement under Rule 144A pursuant to the Securities Act of 1933, as amended, of $40 million principal amount of 10-3/8% Senior Notes due 2007 (the "Notes"). The Notes were sold at 106.5% of their principal amount and have substantially similar terms to the Company's existing 10-3/8% Senior Notes due 2007 which the Company issued in May 1997. The net proceeds of approximately $41.4 million from the sale of the Notes were used to repay outstanding borrowings under the Company's revolving bank credit facility and $5 million of other indebtedness to its bank lender, all of which were used for the March 1998 acquisition of certain assets of J.P. Fragrances, Inc., as well as for working capital purposes.

    The Notes have not be registered under the Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The Notes are expected to be exchanged for new notes containing identical terms which will be registered under the Act. The exchange offer will be made only by means of a prospectus.

Item 7. Financial Statements and Exhibits.

Exhibit
Number                              Description
-------    -------------------------------------------------------------------
4.1 Indenture, dated as of April 27, 1998, between the Company and Marine Midland Bank, as trustee.

4.2 Registration Rights Agreement, dated as of April 27, 1998, between the Company and Donaldson, Lufkin & Jenrette Securities Corporation.

99.1 Press Release dated April 27, 1998 relating to the consummation of the private placement of the Notes.

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                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                           FRENCH FRAGRANCES, INC.



                                            /s/ William J. Mueller
Date: May 1, 1998                          William J. Mueller
                                           Vice President - Operations and
                                           Chief Financial Officer